T H E   W A S H I N G T O N   P O S T   C O M P A N Y

1150 15th Street, N.W., Washington D.C. 20071

March 23, 2007

TO OUR STOCKHOLDERS:

        You are cordially invited to the Company’s 2007 Annual Meeting of Stockholders, which will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, N.W., Washington, D.C., 20071 on Thursday, May 10, 2007, at 8:00 o’clock in the morning.

        At the meeting there will be a report on the Company’s activities and Directors will be elected for the coming year.

        It is important that your shares be represented at the meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed Proxy.

Sincerely yours,

/s/ Donald E. Graham Donald E. Graham Chairman

T H E   W A S H I N G T O N   P O S T   C O M P A N Y

Notice of Annual Meeting of Stockholders/May 10, 2007

        The Annual Meeting of Stockholders of The Washington Post Company will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, N.W., Washington, D.C., 20071 on Thursday, May 10, 2007, at 8:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 12, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

        It is important that your shares be represented and voted at the meeting, and you should therefore sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

Washington, D.C., March 23, 2007

T H E   W A S H I N G T O N   P O S T   C O M P A N Y

1150 15th Street, N.W., Washington D.C. 20071

March 23, 2007

This proxy statement contains information relating to the 2007 Annual Meeting of Shareholders of The Washington Post Company (the “Company”) to be held at the Company's headquarters, 1150 15th Street, N.W., Washington, D.C. on Thursday, May 10, 2007 at 8:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2007 Annual Meeting of Shareholders. This proxy statement and the accompanying forms of proxy and voting instructions are being delivered to shareholders on or about March 23, 2007. The Board of Directors of the Company is making this proxy solicitation.

QUESTIONS AND ANSWERS

Q: What am I voting on?

A: You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-laws of the Company.

        In the event any nominee withdraws or for any reason is not able to serve as a director, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will either vote for such other person as the Board of Directors may nominate or will not vote for anyone to replace such nominee.

        Mr. George W. Wilson will not be standing for re-election this year, having decided after 21 years of Board service to retire.

Q: What are the voting recommendations of the Board?

A: The Board recommends voting for each of the nominated Directors listed on the proxy card. The Board knows of no reason which would cause any nominee to be unable to act or to refuse to accept nomination or election.

Q: Will any other matters be voted on?

A: We are not aware of any matters other than the election of Directors that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you in their discretion.

Q: How do I vote?

A: There are four ways to vote:

•	By internet at http://www.investorvote.com. We encourage you to vote this way.
•	By toll-free telephone at 1-800-652-8683.
•	By completing and mailing your proxy card.
•	By written ballot at the Meeting.

        If you vote by internet or telephone, your vote must be received by 5 p.m., Eastern Daylight Saving Time, of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, as your proxies, will vote your shares in favor of the applicable nominated Directors.

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Q: Who can vote?

A: You can vote if you were a shareholder of record as of the close of business on March 12, 2007 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

Q: Can I change my vote?

A: Yes. You can change your vote or revoke your proxy any time before the Meeting by:

•	entering a new vote by internet or telephone
•	returning a later dated proxy card
•	voting in person at the Meeting provided you first revoke your previously voted proxy.

Q: What vote is required to approve a proposal?

A: Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote, but these shares will be counted for purposes of determining whether a quorum is present.

Q: Who will count the vote?

A: Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the inspectors of votes.

Q: Who can attend the Annual Meeting?

A: All shareholders of record as of the close of business on March 12, 2007, can attend.

Q: What do I need to do to attend the Annual Meeting?

A: To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed proxy card, check the appropriate box on the card.
•	If you vote by internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the meeting.

        Seating at the Meeting will be on a first-come, first-serve basis, upon arrival at the Meeting.

Q: Can I bring a guest?

A: No. The Meeting is for shareholders only.

Q: What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 12, 2007, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast for purpose of electing Directors. On March 12,

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2007, there were 1,722,250 shares of Class A Common Stock and 7,823,453 shares of Class B Common Stock outstanding and entitled to vote.

Q: Who is soliciting proxies?

A: Solicitation of proxies will be made by the Company’s management through the mail, in person or by facsimile or telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to shareholders and the Company will reimburse them for their expenses in so doing.

Q: When are the shareholder proposals due for the 2008 Annual Meeting?

A: Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 25, 2007, and addressed to the Secretary of the Company, 1150 15th Street, N.W., Washington, D.C. 20071.

        Holders of Class B Stock are entitled to vote only for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options, on equity-compensation plans and any material revisions to the terms of such plans or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been and will not be included in the Company’s proxy materials for annual meetings.

Q: What other information about The Washington Post Company is available?

A: The following information is available:

•	The Company maintains on its internet website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.
•	In addition, printed copies of the Company’s Corporate Governance Guidelines, the Code of Business Conduct, Statement of Ethical Principles, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K, will be furnished without charge (except exhibits) to any stockholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q: Can I receive materials relating to annual shareholder meetings electronically?

A: To assist the Company in reducing costs related to the annual meeting, shareholders who vote via the internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the internet, you may consent online when you vote. If you hold shares through an intermediary such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

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ELECTION OF DIRECTORS

NOMINEES FOR ELECTION BY CLASS A STOCKHOLDERS

Mr. Lee C. Bollinger

Mr. Lee C. Bollinger, age 60, became the 19th President of Columbia University in June of 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and Dean of the University of Michigan Law School for seven years. He is a Director of the Federal Reserve Bank of New York, a trustee of the Kresge Foundation, and a Governor of the Royal Shakespeare Company of Great Britain. He is also a fellow of the American Academy of Arts and Sciences. Mr. Lee C. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education, and for his defense of freedom of speech and academic freedom.

Warren E. Buffett

Mr. Buffett, age 76, has for more than thirty-six years been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company). He was elected a Director of the Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986. He is a director of Berkshire Hathaway Inc. Mr. Buffett is also a Life Trustee of Grinnell College and The Urban Institute.

Barry Diller

Mr. Diller, age 65, has been Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp (an information, entertainment and direct selling company), since August 1995, and Chairman and Senior Executive of Expedia, Inc., since August 2005. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation Committees of the Board. Since December 1992, beginning with QVC, Mr. Diller has served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of InterActiveCorp. From October 1984 to April 1992, Mr. Diller served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board of Directors of Paramount Pictures Corporation. Before joining Paramount, Mr. Diller served as Vice President of Prime Time Television for ABC Entertainment. Mr. Diller is a director of The Coca-Cola Company and he serves on the boards of Conservation International and Channel 13/WNET. He also is a member of the Board of Trustees of New York University and serves on the boards of a number of other educational and not-for-profit organizations.

Melinda F. Gates

Mrs. Gates, age 42, is co-chairman of the Bill & Melinda Gates Foundation. She was elected a Director of the Company in September 2004. After serving in a number of different positions since joining Microsoft Corporation in 1987, Mrs. Gates retired from her position as Microsoft’s General Manager of Information Products in 1996. Following her retirement, she has directed her activities toward the non-profit world, having served as a member of the Board of Trustees of Duke University and co-chair of the Washington State Governor’s Commission on Early Learning. She also serves as a director of drugstore.com, inc.

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Thomas S. Gayner

Mr. Thomas S. Gayner, age 45, is executive vice president and chief investment officer of Markel Corporation, a publicly traded insurance holding company headquartered in Glen Allen, Virginia. Mr. Gayner was elected a Director of the Company in January 2007 and is a member of the Audit Committee. Since 1990, he has served as president of Markel Gayner Asset Management; he also served as a director of Markel Corporation from 1998 to 2003. Previously he had been a certified public accountant at PricewaterhouseCoopers LLP and a vice president of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of The Davis Funds in New York City and First Market Bank in Richmond, Virginia and he is a member of the Board of Trustees of the Elijah House Academy.

Donald E. Graham

Mr. Graham, age 61, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 23.4% of the outstanding Class A Stock of the Company and his right to control the vote, as a trustee of certain family trusts, of an additional 30.98% of such stock, Mr. Graham effectively votes a total of 54.38% of the Class A shares. Mr. Graham is a trustee of the Federal City Council and the Philip L. Graham Fund, and he serves as Chairman and a director of DC College Access Program and as a director of The Summit Fund of Washington.

Richard D. Simmons

Mr. Simmons, age 72, has been retired since June 1991; prior to his retirement he had been President and Chief Operating Officer of the Company for nearly ten years. Since September 1981, he has been a Director of the Company. Mr. Simmons is a member of the Finance Committee and he serves as Chairman of the Audit Committee of the Board. Until May 1996, Mr. Simmons was also a member of the Compensation Committee of the Board. From 1989 to 1996, Mr. Simmons served as President of International Herald Tribune, S.A., a French publishing company then owned jointly by the Company and The New York Times Company. He is a member of the Advisory Counsel of the Public Company Accounting Oversight Board.

NOMINEES FOR ELECTION BY CLASS B STOCKHOLDERS

Christopher C. Davis

Mr. Davis, age 41, is Chairman of Davis Selected Advisers, L.P., an investment counseling firm overseeing approximately $70 billion in client assets. He became a Director of the Company in January 2006 and is a member of the Audit Committee of the Board. Mr. Davis is also a director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., or other entities controlled by Davis Selected Advisers, L.P. Mr. Davis also serves as a trustee of the American Museum of National History, Scenic Hudson Land Trust and a number of other not-for-profit organizations.

John L. Dotson Jr.

Mr. Dotson, age 70, has been retired since June 2001; prior to his retirement he had been President and Publisher of the Akron Beacon Journal. He became a Director of the Company in July 2001 and is a member of the Compensation Committee of the Board. Mr. Dotson is a member of the Board of Directors of the Maynard Institute for Journalism Education, and a member of the John S. & James L. Knight Foundation Journalism Advisory Committee, the Board of Visitors of the

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University of North Carolina School of Journalism and Mass Communications and the Board of Visitors of the John S. Knight Fellowships at Stanford University.

Ronald L. Olson

Mr. Olson, age 65, has since 1970 been a partner in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms retained by a subsidiary of the Company in 2005 and 2006 and which it proposes to retain in 2007. He became a Director of the Company in September 2003 and is a member of the Compensation Committee. Mr. Olson was a member of the Audit Committee of the Board until October 2005. Mr. Olson is also a director of Berkshire Hathaway Inc., Edison International, Southern California Edison, Western Asset Trusts, and City National Corporation. He serves on the board of the California Institute of Technology, the RAND Corporation and a number of other not-for-profit organizations.

Board Committees

        The standing committees of the Board include an Audit Committee, a Compensation Committee, an Executive Committee and a Finance Committee.

        Given the ownership structure of the Company and its status as a “controlled company” (see page 10), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

        The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s outside auditors, (v) the performance of the Company’s internal audit function, (vi) the outside auditors’ annual audit of the Company’s financial statements and (vii) preparing any report required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is included in this proxy statement as Exhibit A and is available on the Company’s website www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Secretary of the Company at 1150 15th Street, N.W., Washington, D.C. 20071.

        Christopher C. Davis, Thomas S. Gayner (appointed in January 2007), George W. Wilson and Richard D. Simmons (chairman) serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate”, “independent” directors within the meaning of the New York Stock Exchange listing standards, and all members of the Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. None of the members of the Audit Committee has, other than in their capacity as a Committee or Board member, accepted any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service which is not contingent in any way on continued service) from the Company or its affiliates and none of the members of the Audit Committee has a material relationship with the Company.

        The Board has determined that Richard D. Simmons has the requisite background and experience to be and is designated an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K. In addition, the Board has determined that all the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent there are matters that come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on experts for their expertise.

        The Audit Committee held eight meetings in 2006.

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Compensation Committee

        The functions of the Compensation Committee include (i) reviewing the compensation for the Company’s chief executive officer, (ii) consulting with the chief executive officer with respect to the compensation of the Company’s other executives (including specifically approving all salaries of $250,000 or more per year for employees of Kaplan, Inc. and $200,000 or more per year for employees of all of the other business units (including corporate), all incentive compensation awards and all other bonuses (other than sales bonuses) of $40,000 or more, and also awards of restricted stock and stock options), (iii) overseeing the administration of and determining awards under the Company’s compensation plans and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

        Barry Diller, John L. Dotson Jr., Ronald L. Olson (appointed to the Compensation Committee in February 2007 as its chairman) and George W. Wilson (chairman until February 2007) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, “independent” directors within the meaning of the listing requirements of the New York Stock Exchange.

        The Compensation Committee held five meetings in 2006.

Finance Committee

        The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

        Barry Diller, Donald E. Graham, Richard D. Simmons and Warren E. Buffett (chairman) serve on the Finance Committee.

        The Finance Committee held one meeting in 2006.

Executive Committee

        The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

        Warren E. Buffett and Donald E. Graham (chairman) serve on the Executive Committee.

        The Executive Committee held five meetings in 2006.

Meeting Attendance

        The Board held a total of six meetings in 2006. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served, with the exception of Thomas S. Gayner, who was appointed to the Board in January 2007.

        The Board does not have a policy of requiring directors to attend annual meetings of shareholders and leaves it entirely at the discretion of each director as to whether he or she will attend the meeting. Five directors attended the 2006 annual meeting of shareholders.

Director Compensation

        Annual Payments. During 2006, non-employee directors received:

•	$70,000 as a retainer, and
•	reimbursement of out-of-pocket expenses for the meetings they attended.

        The non-employee chairmen of Board committees each receive an additional $5,000. Members of the Audit Committee also receive an additional $10,000 annually for their service on that committee. Employee directors receive no additional compensation for serving on the Board.

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        The total 2006 compensation of non-employee directors is shown on the following table:

DIRECTOR COMPENSATION

Name(a)	Fees Earned or Paid in Cash($) (b)	Stock Awards($) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings($) (f)	All Other Compensation($) (g)	Total($) (h)

A. Warren E. Buffett	$75,000	—	—	—	—	—	$75,000

B. Christopher C. Davis	80,000	—	—	—	—	—	80,000

C. Barry Diller	70,000	—	—	—	—	—	70,000

D. John L. Dotson Jr	70,000	—	—	—	—	—	70,000

E. Melinda F. Gates	70,000	—	—	—	—	—	70,000

F. Ronald L. Olson	70,000	—	—	—	—	—	70,000

G. Richard D. Simmons	85,000	—	—	—	—	—	85,000

H. George W. Wilson	85,000	—	—	—	—	—	85,000

        The Company has in place a voluntary fee deferral plan for Directors of the Company. The plan provides an opportunity for participants to elect to defer the receipt of all or a portion of the fees received for service as a director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment indexes. None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election.

“Controlled Company”

        The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own all the shares of Class A Common Stock, which have the right to vote for 70% of the Board of Directors, and thus the Company is a “controlled company” for purposes of Section 303(A) of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempted from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and does not deem it necessary to have a nominating committee. The Company does not have in place a procedure by which shareholders may recommend nominees to the Board. Notwithstanding the fact that as a “controlled company” the Company is not required to have a board of directors comprised of a majority of “independent” directors, the Board has determined that current members Warren E. Buffett, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Melinda F. Gates, Thomas S. Gayner, Ronald L. Olson, Richard D. Simmons and George W. Wilson, who together constitute a majority of the board, are “independent” as outlined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

        The listing requirements of the New York Stock Exchange call for the non-management directors of the Company to meet regularly in executive session without management. The Board has appointed Mr. Warren E. Buffett as lead Director and to preside at the executive sessions. The non-management Directors met in May and in November 2006 and expect to meet in executive session in 2007 as appropriate.

Communicating with Directors

        Interested parties may communicate concerns to the lead Director or the other Directors of the Company through Global Compliance Services, the Company’s third-party managed hotline (1-866-687-8972) or online at https://www.compliance-helpline.com/WashPostCo.jsp.

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STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information in the following two tables relates to each person who, on February 1, 2007, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock, or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security which is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock is held in trusts or subject to other agreements which provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a beneficial owner because of the beneficiary’s economic interest in the shares. In addition, since all the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a "beneficial owner" of the same number of shares of Class B stock; in indicating below a person’s “beneficial ownership” of shares of C Stock; in indicating below a person’s “beneficial ownership” of shares of Class B Stock it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner”. For these reasons there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

	Shares (%)

Name and Address of Beneficial Owner	Class A Stock		Class B Stock*

Donald E. Graham (a)(h)	1,572,609	(91.3%)	3,493,134	(36.6%)
1150 15th Street, N.W
Washington, D.C.
William W. Graham (b)(h)	299,849	(17.4%)		**
11661 San Vincente Blvd., Suite 401
Los Angeles, California
Stephen M. Graham (c)(h)	324,670	(18.9%)		**
18 E. 78th Street
New York, N.Y.
Elizabeth G. Weymouth (d)(h)	575,200	(33.4%)	580,200	(6.0%)
251 West 57th Street
New York, N.Y.
George J. Gillespie, III (e)(h)	612,990	(35.6%)	654,470	(6.9%)
825 Eighth Avenue
New York, N.Y.
Daniel L. Mosley (f)(h)	585,616	(34.0%)	588,591	(6.2%)
825 Eighth Avenue
New York, N.Y.
Berkshire Hathaway Inc. (g)		—	1,727,765	(18.1%)
1440 Kiewit Plaza
Omaha, Nebraska

*	The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,722,250 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.
**	Less than five percent.
(a)	According to information as of February 1, 2007 and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 402,695 (23.4%) shares, sole investment power, 402,695 (23.4%) shares, shared voting power, 1,162,714 (67.5%) shares, and shared investment power, 1,162,714 (67.5%) shares. The holdings of Class A Stock recorded for

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Mr. Graham include 7,200 shares held by Mr. Graham’s wife, in which he disclaims beneficial ownership.
Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,801,211 (18.9%) shares, sole investment power 83,446 (<1%) shares, shared voting power 74,314 (<1%) shares, and shared investment power, 74,314 (<1%) shares. The holdings of Class B Stock recorded for Mr. Graham include 35,000 shares of Class B Stock held by Mr. Graham’s wife, in which he disclaims beneficial ownership and 1,572,609 (16.5%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc., which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated as of February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and on July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.
(b)	According to information as of February 1, 2007, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 107,849 (6.3%) shares, and shared investment power, 107,849 (6.3%) shares. In addition, Mr. William Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 192,000 (11.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than five percent.
(c)	According to information as of February 1, 2007, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 46,915 (2.7%), sole investment power 46,915 (2.7%), shared voting power, 119,755 (7%) shares, and shared investment power, 119,755 (7%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 158,000 (9.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than five percent.
(d)	According to information as of February 1, 2007, and available to the Company, Mrs. Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 66,834 (3.9%) shares, sole investment power, 66,834 (3.9%) shares, shared voting power, 425,366 (24.7%) shares, and shared investment power, 425,366 (24.7%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust even though she has no voting or investment power with respect thereto, is deemed the beneficial owner of 83,000 (4.8%) shares of Class A Stock. Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 5,000 (<1%) shares, and sole investment power, 5,000 (<1%) shares. The holdings of Class B Stock recorded for Mrs. Weymouth include 580,200 (6.0%) shares issuable upon conversion of shares of Class A Stock deemed to beneficially owned by her.
(e)	According to information as of February 1, 2007, and available to the Company, Mr. Gillespie, as trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 612,990 (35.6%) shares, and shared investment power, 612,990 (35.6%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 3,000 (<1%) shares, sole investment power, 3,000 (<1%) shares, shared voting power, 42,480 (<1%) shares and shared investment power, 42,480 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie include 612,990 (6.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, as trustee of various trusts.
(f)	According to information as of February 1, 2007, and available to the Company, Mr. Mosley, as trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 585,616 (34.0%) shares, and shared investment power, 585,616 (34.0%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 588,591 (6.2%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley, as trustee of various trusts.
(g)	According to information as of February 1, 2007, and available to the Company, Berkshire Hathaway Inc. (“Berkshire”) is the beneficial owner of 1,727,765 (18.1%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett and the estate of Susan Buffett (of which Mr. Buffett is the executor) own approximately 30.9% of the aggregate economic interest of Berkshire Class A and Class B common stock and Mr. Buffett may be deemed to be in control of Berkshire under Federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated as of February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996 and on July 6, 2006 (which has a termination date (which may be extended) of February 24, 2017), Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares in his discretion.
(h)	According to information as of February 1, 2007, and available to the Company, Mr. Donald Graham, Mrs. Weymouth, and Mr. Gillespie share voting and investment power over 425,366 (24.7%) shares of Class A Stock; Mr. Gillespie and Mr. William Graham share voting and investment power over 18,000 (1.1%) shares of Class A Stock; Mr. Gillespie, Mr. William Graham and Mr. Donald Graham share voting and investment power over 36,452 (2.1%) shares of Class A Stock; Mr. Gillespie, Mr. Stephen Graham and Mr. Donald Graham share voting and investment power over 41,366 (2.4%) shares of Class A Stock; Mr. Donald Graham and Mr. Gillespie share voting and investment power over 91,806 (5.3%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 453,830 (26.4%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 53,397 (3.1%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 60,497 (3.5%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 17,892 (1%) shares of Class A Stock; Mr. Donald Graham and Mr. Gillespie share voting and investment power over 30,000 (<1%) shares of Class B Stock; Mr. Donald Graham and Mr. Mosley share voting and investment power over 2,975 (<1%) shares of Class B Stock; Mr. Donald Graham, Mr. William Graham and Mr. Gillespie share voting and investment power over 5,000 (<1%) shares of Class B Stock; Mr. Donald Graham shares voting and investment power over 46,339 (<1%) shares of Class B Stock held by the Philip L. Graham Trust.

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        The table below, which is based upon information furnished to the Company by its Directors and officers, shows as of February 1, 2007, for each person nominated for election as a Director, and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership”. For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers***

	Shares (%)
	Class A		Class B (a)
Lee C. Bollinger		—		—
Warren E. Buffett****		—	1,727,765	(18.1%)
Christopher C. Davis		—	5,000	*
Barry Diller		—	1,000	*
John L. Dotson Jr		—	100	*
Melinda F. Gates		—	1,100	*
Thomas S. Gayner (b)		—	5,300	*
Donald E. Graham**	1,572,609	(91.3%)	3,493,134	(36.6%)
Ronald L. Olson		—	300	*
Richard D. Simmons		—	7,428	*
George W. Wilson (c)		—	305	*
All Directors and executive officers as a group,
eliminating duplications	1,572,609	(91.3%)	3,532,013	(37.0%)(d)

*	Less than one percent.
**	See Table of “Principal Holders of Stock” on page 11.
***	Unless otherwise indicated, the Directors and officers listed below have sole voting and investment power with respect to such securities. None of the securities have been pledged as security.
****	With respect to voting securities which may be beneficially owned by Mr. Buffett, see footnote (g) on page 12.
(a)	Includes 1,722,250 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.
(b)	Includes 5,000 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.
(c)	Includes 105 shares of Class B Stock owned by Mr. Wilson’s wife in which he disclaims beneficial ownership.
(d)	This number includes 1,572,609 shares of Class B Stock issuable upon conversion of shares of Class A Stock “beneficially owned” by Directors and executive officers and 9,650 shares of Class B Stock which Directors and executive officers have the right to purchase on or before April 1, 2007, pursuant to stock options and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan; it does not include 87,733 shares of Class B Stock held as of February 1, 2007, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Common Stock.

        To the Company’s knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all applicable Section 16(a) filing requirements were complied with.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

        The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence with the Company’s compensation philosophy - a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which was chaired by George W. Wilson in 2006, and included Barry Diller and John L. Dotson Jr., seeks to establish total compensation packages that are attractive to employees and comparable, but not dramatically higher, than those offered by peer companies in the media and education industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $200,000 ($250,000 in the case of Kaplan employees) in salary, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers short-term and long-term plans in determining compensation. All performance targets, however, even those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial year results. Some of these plans reward with cash and others with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the goal; however, the Company has historically favored cash compensation over non-cash compensation.

        All named executive officers, except Donald E. Graham, Chairman and Chief Executive Officer, receive an annual salary, restricted stock awards every other year, and participate in performance-based annual bonus plans and four-year cash-based Performance Unit plans. They also receive the benefits of Supplemental Executive Retirement Plans. Mr. Graham receives a salary and participates in the Performance Unit plans and a portion of the Supplemental Executive Retirement Plan.

Compensation Committee Charter

        The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and preparing all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To fulfill this mission, the Committee is required to meet at least one time per year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Further, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans and equity-based plans for the Company to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor should he be disabled or unable to perform his duties for an extended period of time, and (ii) annually, the Company’s efforts at management development.

        The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any such consultant for such purpose in 2006 and does not intend to do so in 2007. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

        During 2006, the Committee met five times. Mr. Graham, the Chief Executive Officer, and Ann L. McDaniel, Vice President Human Resources and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Gerald M. Rosberg, the Vice President of Planning and Development of the Company (also a named executive officer), joined one meeting.

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Role of Executive Officers in Compensation Decisions

        The Committee makes all compensation decisions for the named executive officers of the Company except those perquisites under $200,000 which may be approved by the CEO. The Committee also approves the compensation of all employees earning annual salaries of $200,000 ($250,000 in the case of Kaplan employees) or more and bonuses of $40,000 or more.

        Mr. Graham and Ms. McDaniel recommend to the Committee the size of each of these awards, except those involving him- or herself, based on the suggestions of employees’ direct supervisors and a review by senior management. The Committee examines each of the suggested compensation actions and in its sole discretion modifies the awards when appropriate to better reflect the goals of the Company.

        At his request, Mr. Graham has not received a raise in his annual salary in 16 years, nor has he received an annual bonus. He stopped accepting grants of restricted stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee.

Setting Executive Compensation

        To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and in its sole discretion modifies the plans before the plans take effect, which is no later than the end of the first quarter of the first year covered by the plan.

        Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Base Salary

        The Company pays named executive officers, and other employees, base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance, and compared with market data provided by outside surveys. In 2006 the Committee relied on data from the Towers Perrin Survey of Compensation for Media Executives. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating: (a) the scope of the new responsibilities; (b) the competitive market value of that role; (c) the performance of the individual; and (d) the performance of the Company. The average raise for the named executive officers in 2006, excluding Mr. Graham, was five percent and reflected the solid performance Mr. Graham and the Committee believed the officers provided.

        With respect to the base salary paid Mr. Graham in 2006, the Committee took into account a comparison of base salaries paid to chief executive officers of peer media and education companies, the Company’s results in 2006 and Mr. Graham’s performance since 1979 when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

        To supplement base salaries and to reward management (including named executive officers and other employees key to the long term success of the Company) for meeting specific individual and financial goals, the Class A shareholders of the Company adopted in December 1981, the Long-Term Incentive Compensation Plan, the

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predecessor plan to the Incentive Compensation Plan now in place. In 2001, the Annual Compensation Plan, originally approved by the Class A shareholders in February 1974, was combined with the Long-Term Compensation Plan to create the Incentive Compensation Plan (the “Plan”). The purpose of these plans was, and is, to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success, and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 225 employees who are participants under the Plan and receive annual bonus awards, hold restricted stock or stock option grants and/or hold grants of performance units. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs.

Annual Bonuses

        The Plan calls for annual incentive compensation awards based on the Company’s and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis taking into account the responsibilities, prior experience and recent performance of the relevant employee. The percentage of one named executive officer, Gerald M. Rosberg, was increased to 100% of salary at the beginning of 2006 to reflect additional responsibilities he was asked to assume. In 2006, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Management and the Committee believed that achieving the goal was possible but not certain at the time they adopted the formula. Had the earnings per share been 85% or less of the target, the named executive officers would have received no bonuses. At target, they would have received 100% of their bonus potential. The maximum payout possible was 175% of target for 135% achievement of the earnings per share goal. In 2006, the Company achieved 122% of the earnings per share goal, as adjusted to exclude certain unusual items, such as foreign exchange gains and pension expense associated with a voluntary buyout. Named executive officers were paid 152.8% of their bonus targets in March 2007.

        Bonus awards under the Plan, which covers the Company’s employees at all divisions except Kaplan, for any year may not exceed more than 10% of that year’s Incentive Profit, which is calculated as followed: there is first calculated an amount equal to 12% of Shareholder’s Equity (as defined by the Plan), which is then subtracted from the Company’s Consolidated Profit Before Income Taxes, (as defined by the Plan). The remainder is the Incentive Profit. For 2006, the maximum amount that could have been awarded under the Plan was $21.6 million; the amount actually awarded was $13.6 million to 97 executives throughout the Company, including the named executive officers.

Restricted Stock

        No target stock ownership level exists for the named executive officers, but to align the interests of shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made, and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee.

        Grants are usually made in odd numbered years. None of the named executive officers received any new grants of restricted stock in 2006, but each had restricted stock holdings from previous grants. Mr. Graham had 300 shares from a grant in 2003. Chief Financial Officer, John B. Morse, had 200 shares from a grant in 2003 and 200 shares from a grant in 2005. Vice President - Planning and Development, Gerald M. Rosberg, had 125 shares from a grant in 2003 and 150 shares from a grant in 2005. General Counsel, Diana M. Daniels, had 125 shares from a grant in 2003 and 125 shares from a grant in 2005. Vice President, Ann L. McDaniel, had 150 shares from a grant in 2003 and 150 shares from a grant in 2005.

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Performance Units

        To highlight specific long-term financial goals, the Plan provides for Performance Unit plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation, and/or quantitative revenue growth or profitability measurements of the Company as a whole or any business unit thereof. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit and the payment of a total award to any individual at the end of an award cycle may not total more than $5 million. (Currently, no named executive officer has units in any award cycle that could be worth more than $1 million).

        There were no new grants of performance units to the named executive officers in 2006, but each of them held grants from two previous cycles. The 2003-2006 plan is based on a three-prong target, with one-third being allocated to each prong: 1) the Company’s operating divisions’ achievement against Performance Unit financial targets for the period; 2) the increase in the value of Kaplan, Inc.; and 3) the growth in earnings per share for the Company as a whole. The 2005-2008 plan is based on a two-prong target. Sixty-five percent of the target depends on the Company’s operating divisions’ achievement against Performance Unit financial targets for the period and 35% depends on the increase in the value of Kaplan, Inc. These targets were selected by the Committee because they reflected the key priorities for the Company during the applicable time periods. Mr. Graham holds 8,281 units in the 2003-2006 cycle and 7,500 units in the 2005-2008 cycle. Mr. Morse holds 4,417 units in the 2003-2006 cycle and 5,000 units in the 2005-2008 cycle. Mr. Rosberg holds 2,760 units in the 2003-2006 cycle and 3,500 units in the 2005-2008 cycle. Ms. Daniels holds 1,877 units in the 2003-2006 cycle and 1,700 units in the 2005-2008 cycle. Ms. McDaniel holds 2,760 units in the 2003-2006 cycle and 3,500 units in the 2005-2008 cycle. Mr. Graham has requested that he be paid out no more than $400,000 for the open cycles of the Performance Unit plan.

Stock Options

        Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders, as recently as 2003, and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% a year over four years and are exercisable for 10 years from the grant date. None of the named executive officers received stock option grants in 2006. As of the end of the Company’s 2006 fiscal year, Mr. Morse held options to acquire 3,000 shares of Class B Stock (1,000 granted in 1998, 1,000 granted in 1999, and 1,000 granted in 2004). Mr. Rosberg held options to acquire 5,000 shares of Class B Stock (1,000 granted in 1998, 2,000 granted in 1999, and 2,000 granted in 2000). Ms. Daniels held an option to acquire 400 shares of Class B Stock granted in 1999. Ms. McDaniel held options to acquire 2,500 shares of Class B Stock (500 granted in 2001, 1,000 granted in 2003 and 1,000 granted in 2004). Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

        The Company provides few perquisites for the named executive officers. In 2006, Mr. Morse received financial and tax advice valued at $18,049. Ms. McDaniel received financial and tax advice valued at $19,136.

Retirement Benefits

        Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

        Corporate employees including all named executive officers, who are vested and who begin to take their pension benefit at age 65, receive an annual pension equal to 1.75% of their highest average 60-month compensation

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annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, times years of credited service under The Washington Post Company Retirement Program, with credited service limited to 30 years. An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 times the years of credited service under The Washington Post Company Retirement Program.

        The Company matches $1.30 on the dollar, up to 4% on compensation permitted by the Internal Revenue Service, for all Corporate employees who participate in the 401(k) plan. Effective January 1, 1989, the Company adopted an unfunded Supplemental Executive Retirement Plan (the “SERP”), which was designed to retain and recruit key executives, and patterned after similar plans offered by other companies. Participants in the SERP, including named executive officers, are selected by management and approved by the Committee.

        To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit.

        The SERP also provides key executives, including the named executive officers, tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations. The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. In 2006, Mr. Graham waived his right to maintain a separate unfunded savings plan account under the SERP.

        The Company also has a deferred compensation plan for senior executives (including the named executive officers) designed to compete with similar plans at peer companies. The plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. At the end of 2006, Mr. Morse had a balance of $1,069,441 in deferred compensation; Mr. Rosberg had a balance of $1,338,618; Ms. Daniels had a balance of $1,222,412; and Ms. McDaniel had a balance of $289,190. Mr. Graham does not participate in the deferred compensation program.

        The retirement plans are more fully described under “Pension Benefits” beginning on page 22.

Employment Agreements and Severance Packages

        Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

Voluntary Retirement Incentive Program

        A voluntary retirement incentive program was offered to all Corporate employees at least age 54 as of December 31, 2006, and with a combined 10 years of credited service under the retirement plans of the Company. Ms. Daniels chose to accept the package, which included a one-time payment of $692,250 ($429,000 from the qualified plan and $263,250 from the SERP plan), based on her 29 years of service with the Company. The program also provided an unreduced benefit to participants reaching the “Rule of 85,” for which Ms. Daniels qualified. She left the Company effective January 1, 2007. She is providing consulting services on a transitional basis.

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Other Benefit Plans

        The plans described above are similar to those offered to all senior management throughout the divisions of The Washington Post Company. To attract, retain and motivate talented executives in the competitive education marketplace, a stock option plan was established in 1997 to provide equity incentives to Kaplan, Inc. executives consistent with those available to the management of publicly traded education companies. The Kaplan Stock Option Plan (KSOP) is tied exclusively to increases in Kaplan’s estimated value regardless of the Company’s performance as a whole. No named executive officers participate in this plan.

Kaplan Stock Option Plan

        The KSOP has served as a vehicle to attract, retain and motivate talented executives in an increasingly competitive marketplace and industry segment. Under the KSOP, options are granted to purchase common shares of Kaplan at the fair market value on the date of the grant. All options granted will expire no later than December 31, 2011, at the expiration of the KSOP. Each year, in accordance with the KSOP, the Committee sets the fair market value of Kaplan, as if it were a public company. In 2006 and early 2007, Goldman, Sachs & Co. assisted the Committee in reviewing the data and setting the value. As of December 31, 2006, options to purchase 73,352 shares of stock were outstanding. The majority of the options are held by Kaplan CEO, Jonathan Grayer.

        Once an option is vested, the participant has the right to put the shares to Kaplan at the prevailing fair market value. Kaplan has the right to, and does, call shares held by individuals whose employment is terminated. Since Kaplan can be required to repurchase shares from all participants, an obligation exists that must be accrued on Kaplan’s balance sheet on an accelerated basis over the vesting period. As of December 31, 2006, the related stock compensation liability amounted to approximately $58 million. The liability is “marked to market” as the estimated fair market value of Kaplan stock options changes. This method can result in some volatility throughout the year.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

George W. Wilson, Chairman Barry Diller John L. Dotson Jr.

Compensation Committee Interlocks and Insider Participation

        Barry Diller, John L. Dotson Jr. and George W. Wilson served as members of the Compensation Committee in 2006. Ronald L. Olson was appointed to serve on the Compensation Committee in February 2007.

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        The following table shows the compensation paid by the Company during 2006 to each of the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)[1]	Stock Awards($) (e)2	Option Awards($) (f)[2,3]	Non-Equity Incentive Plan Com- pensation($) (g)[4]	Change in Pension Value and Non- qualified Deferred Compensation Earnings($) (h)[5]	All Other Compen- sation($) (i)[6]	Total($) (j)

Donald E. Graham
Chairman of the Board and
Chief Executive Officer	2006	$400,000	—	$53,872	—	$ 400,000	—	$11,836	$ 865,708

John B. Morse, Jr.
Vice President-Finance and
Chief Financial Officer	2006	585,000	—	85,066	$ 68,733	1,286,170	$ 295,187	48,865	2,369,021

Gerald M. Rosberg
Vice President	2006	400,000	—	59,310	—	1,003,048	119,615	21,196	1,603,169

Ann L. McDaniel
Vice President	2006	380,000	—	63,799	126,900	756,656	169,408	39,034	1,535,797

Diana M. Daniels
Vice President	2006	355,000	—	53,166	—	573,606	1,709,271	18,718	2,709,761

(1)	Amounts paid as annual bonuses for Fiscal Year 2006 under the Incentive Compensation Plan appear in column (g) as Non-Equity Incentive Compensation Plan. Also included in column (g) are payments under the 2003-2006 Performance Unit plan. Awards may be in the form of cash or deferred cash.

(2)	The value of the stock awards and the option awards are determined in accordance with FAS 123R as disclosed in the Company’s 2006 Form 10-K. They represent the expense associated with grants made prior to 2006, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated under FAS 123R will be realized and amounts realized could ultimately exceed the amounts calculated under FAS 123R.

(3)	The Company began expensing stock options in 2002. The amounts shown in column (f) reflect expenses associated with options granted in 2002 and thereafter.

(4)	Amounts in this column represent payments under the annual bonus plan and the 2003-2006 Performance Unit plan as follows: Mr. Graham - $400,000 in performance units; Mr. Morse - $446,940 in annual bonus and $839,230 in performance units; Mr. Rosberg - $478,648 in annual bonus and $524,400 in performance units; Ms. McDaniel - $232,256 in annual bonus and $524,400 in performance units; Ms. Daniels - $216,976 in annual bonus and $356,630 in performance units.

(5)	There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Pension benefits were assumed to commence at the age when they are first unreduced, and were discounted to the date as of which they were determined (either 12/31/2006 or 12/31/2005). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 62 (12/31/2006); age 61 (12/31/2005)

Morse:	age 65 (12/31/2006 and 12/31/2005)

Rosberg:	age 65 (12/31/2006 and 12/31/2005)

McDaniel:	age 59 (12/31/2006 and 12/31/2005)

Daniels:	age 57 (12/31/2006); age 59 (12/31/2005)

Benefits are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and The Supplemental Executive Retirement Plan (“SERP”) as follows: Mr. Graham—$(25,299) Retirement Plan and $(68,837) SERP; Mr. Morse—$46,857 Retirement Plan and $248,330 SERP; Mr. Rosberg—$38,004 Retirement Plan and $81,611 SERP; Ms. McDaniel—$51,586 Retirement Plan and $117,822 SERP; and Ms. Daniels—$804,825 Retirement Plan and $904,446 SERP. The numbers shown for Ms. Daniels reflect her election to participate in the Voluntary Retirement Incentive Plan offered in 2006 and her qualification for an unreduced pension at age 57. The value of Mr. Graham’s pension benefits decreased from the prior year-end due to a combination of factors including his previously attaining the maximum plan service and unreduced benefit age, no increase in his pensionable pay and an increase in the discount rate used to determine present value.

(6)	Contributions to 401(k) savings plans and the SERP included in “all other compensation” for 2006 as follows: Mr. Graham—$11,440 in Company contributions to 401(k) plan; Mr. Morse—$11,440 in Company contributions to 401(k) plan and $18,980 in Company credits to SERP account; Mr. Rosberg—$11,440 in Company contributions to 401(k) plan and $9,360 in Company credits to SERP account; Ms. McDaniel—$11,440 in Company contributions to 401(k) and $8,320 in Company credits to SERP account; and Ms. Daniels—$11,440 in Company contributions to 401(k) plan and $7,020 in Company credits to SERP account. In addition, each of Messrs. Graham, Morse and Rosberg had $396 of life insurance imputed income, Ms. McDaniel had $138 of life insurance imputed income and Ms. Daniels had $258 of life insurance imputed income. Mr. Morse had $18,049 of financial services planning and Ms. McDaniel had $19,136 of financial services planning, in each case provided by the Company.

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        The following table provides information on stock options, restricted stock and performance units granted in 2006 to each of the Company’s named executive officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payments Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[2] (i)	All Other Option Awards: Number of Securities Underlying Options(#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Name (a)	Grant Date (b)	Threshold($) (c)	Target($) (d)	Maximum($) (e)	Threshold($) (f)	Target($) (g)	Maximum($) (h)

Donald E. Graham	—	—	—	—	—	—	—	—	—	—	—

John B. Morse, Jr.	—	$73,125	$292,500	$511,875	—	—	—	—	—	—	—
	1/2/07	—	—	—	—	—	—	200	—	—	$149,120

Gerald M. Rosberg	—	100,000	400,000	700,000	—	—	—	—	—	—	—
	1/2/07	—	—	—	—	—	—	200	—	—	149,120

Ann L. McDaniel	—	38,000	152,000	266,000	—	—	—	—	—	—	—
	1/2/07	—	—	—	—	—	—	150	—	—	111,840

Diana M. Daniels	—	35,500	142,000	248,500	—	—	—	—	—	—	—

(1)	The amounts shown in these columns represented estimated payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee met in December 2005 to set the goals for the purpose of the annual incentive awards to be paid for Fiscal Year 2006. The amount in column (c) represents the minimum payment level which is 25% of the target amount shown in column (d). The amount shown in column (e) represents the maximum payout level which is 175% of the target amount shown in column (d).

(2)	The numbers in this column represent shares of restricted stock that were approved by the Compensation Committee in December 2006, which became effective on January 2, 2007. The awards vest in January 2011 provided the recipient is still employed by the Company.

        The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]

Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)

Donald E. Graham	—	—	—	—	—	300	$223,680	—	—

John B. Morse, Jr.	1,000	—	—	$517.25	12/11/08	400	298,240	—	—
	1,000	—	—	543.00	12/20/09
	500	500	—	953.50	12/13/14

Gerald M. Rosberg	1,000	—	—	517.25	12/11/08	275	205,040	—	—
	500	—	—	548.00	03/01/09
	1,500	—	—	543.00	12/20/09
	2,000	—	—	585.50	12/14/10

Ann L. McDaniel	500	—	—	517.21	12/10/11	300	223,680	—	—
	750	250	—	816.05	12/02/13
	500	500	—	953.50	12/13/14

Diana M. Daniels	400	—	—	543.00	12/20/09	250	186,400	—	—

(1)	Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant. The following are the vesting dates of outstanding options granted to the named executive officers:

John B. Morse, Jr.	1,000	12/11/1999 to 12/11/2002 — fully vested
	1,000	12/20/2000 to 12/20/2003 — fully vested
	1,000	12/13/2005 to 12/13/2008 — 500 fully vested

Gerald M. Rosberg	1,000	12/11/1999 to 12/11/2002 — fully vested
	500	03/01/2000 to 03/01/2003 — fully vested
	1,500	12/20/2000 to 12/20/2003 — fully vested
	2,000	12/14/2001 to 12/14/2004 — fully vested

Ann L. McDaniel	500	12/10/2002 to 12/10/2005 — fully vested
	1,000	12/02/2004 to 12/02/2007 — 750 fully vested
	1,000	12/13/2005 to 12/13/2008 — 500 fully vested

Diana M. Daniels	400	12/20/2000 to 12/20/2003 — fully vested

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(2)	These are shares of Restricted Stock granted under the Company’s Incentive Compensation Plan as of December 31, 2006 which vest 100% at the end of the relevant four-year Award Cycle. The following are the vesting dates of the grants to the named executives:

Donald E. Graham	300	01/03/2007

John B. Morse, Jr.	200	01/03/2007
	200	01/05/2009

Gerald M. Rosberg	125	01/03/2007
	150	01/05/2009

Ann L. McDaniel	150	01/03/2007
	150	01/05/2009

Diana M. Daniels	125	01/03/2007
	125	01/05/2009

        The following table shows the number of Class B shares resulting from the exercise of options by named executive officers in 2006 and the value realized upon those exercises.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Donald E. Graham	—	—	—	—
John B. Morse, Jr.	—	—	—
Gerald M. Rosberg	1,000	$395,592	—	—
Ann L. McDaniel	—	—	—	—
Diana M. Daniels	600	126,198	—	—

        This table includes information related to the Company’s qualified defined benefit plan, The Retirement Plan for Washington Post Companies and the underlying individual division benefits schedules, including the Company Program and the Newsweek Program (“Retirement Plan”), as well as the associated Supplemental Executive Retirement Plan (“SERP”) component.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit (d)[2]	Payments During Last Fiscal Year (e)[3]

Donald E. Graham	Retirement Plan	36	$1,177,534	—
	SERP	36	1,141,403	—

John B. Morse, Jr.	Retirement Plan	18	456,543	—
	SERP	18	1,255,990	—

Gerald M. Rosberg	Retirement Plan	11	278,994	—
	SERP	11	435,682	—

Ann L. McDaniel	Retirement Plan	23	500,781	—
	SERP	23	602,259	—

Diana M. Daniels	Retirement Plan	29	1,730,363	—
	SERP	29	2,115,893	—

(1)	Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2006. Mr. Graham’s total years of credited service are shown, even though the pension formula limits credited service to 30 years. This limitation is reflected in the calculated amounts in column (d). Ms. McDaniel and Ms. Daniels have prior service with Newsweek, which is included in this column.

(2)	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefit under the plan, as of December 31, 2006. The benefits valued for Ms. McDaniel and Ms. Daniels include The Washington Post Company and Newsweek amounts. The benefits used for Ms. Daniels are those payable to her under the 2006 Voluntary Retirement Incentive Program since she elected to retire at the end of 2006. The assumptions used in determining the present value of accumulated benefits were those used for disclosure under FAS 158 at December 31, 2006; 1994 GAM mortality tables for males and females; and a 6% discount rate. The benefits reflect service and earnings through December 31, 2006, and are valued as payable commencing on the date at which they are unreduced. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

(3)	No payments were made from these plans to the named executive officers during 2006.

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        This table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage times up to 4% of the participating executive’s base salary that is in excess of the annual covered compensation limit with respect to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with participant elections from a choice of investment indexes. Amounts deferred under SERP will be payable at termination. Amounts deferred under the Deferred Compensation Plan will be payable at termination or such other future date as specified by the participant at the time of election.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at last FYE ($) (f)[4]

Donald E. Graham	—	—	—	—	—

John B. Morse, Jr.	$14,600	$18,980	$114,225	—	$1,416,467

Gerald M. Rosberg	7,200	9,360	124,938	—	1,473,776

Ann L. McDaniel	48,700	8,320	35,252	—	364,357

Diana M. Daniels	54,045	7,020	94,803	—	1,415,790

(1)	Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. Morse — $14,600 to SERP; Mr. Rosberg — $7,200 to SERP; Ms. Daniels — $5,400 to SERP and $48,645 to Deferred Compensation; Ms. McDaniel — $6,400 to SERP and $42,300 to Deferred Compensation Plan.

(2)	Company matching credits to the SERP are included in column (i) in the Summary Compensation Table for fiscal year 2006.

(3)	Amounts in this column represent investment credits to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment elections as follows: Mr. Morse — $37,784 to SERP and $76,441 to Deferred Compensation Plan; Mr. Rosberg — $24,681 to SERP and $100,257 to Deferred Compensation Plan; Ms. Daniels — $24,868 to SERP and $69,935 to Deferred Compensation Plan; Ms. McDaniel — $5,120 to SERP and $30,132 to Deferred Compensation Plan. These earnings are not included in the Summary Compensation Table; investment credits reflect market performance of investment indexes selected by the named executive officer.

(4)	Amounts in this column represent balances at December 31, 2006 for the SERP and Deferred Compensation Plan as follows: Mr. Morse — $347,026 in SERP and $1,069,441 in deferred compensation; Mr. Rosberg — $135,158 in SERP and $1,338,618 in deferred compensation; Ms. Daniels — $193,378 in SERP and $1,222,412 in deferred compensation; Ms. McDaniel — $75,167 in SERP and $289,190 in deferred compensation. Of these balances, amounts are attributable to and were included in column (i) in the Summary Compensation Table for fiscal year 2006 as follows: Mr. Morse — $18,980 in SERP; Mr. Rosberg — $9,360 in SERP; Ms. McDaniel — $8,320 in SERP; Ms. Daniels — $7,020 in SERP. The following amounts were previously reported as compensation to the named executives in the Summary Compensation Table for previous years: Mr. Morse — $240,301 in SERP and $851,176 in Deferred Compensation, Mr. Rosberg — $80,292 in SERP and $1,128,751 in Deferred Compensation, Ms. McDaniel — $47,725 in SERP and $199,056 in Deferred Compensation, and Ms. Daniels — $125,517 in SERP and $1,006,331 in Deferred Compensation.

AUDIT COMMITTEE REPORT

        One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are four non-employee members of the Board on the Audit Committee — Christopher C. Davis, Thomas S. Gayner (who was appointed to serve on the Audit Committee in January 2007), George W. Wilson and Richard D. Simmons, who serves as chairman of the Audit Committee. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange and Item 7 of Rule 14a-101 of the Security Exchange Act of 1934. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than director and committee fees and pension or other forms of deferred compensation (not contingent in any way on continued service), (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount which exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

        Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its

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system of internal control. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditors. The Audit Committee has relied in undertaking its monitoring and review responsibilities, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and on the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

        The Audit Committee has reviewed and discussed the audited fiscal year 2006 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

        The Audit Committee also continued to pay close attention to, and devoted considerable time on, reviewing and understanding the certification process on internal controls mandated under Section 404 of the Sarbanes/Oxley Act of 2002.

Pre-approval policy

        In 2006, the Audit Committee again reviewed and re-authorized its policies and procedures with regard to the pre-approval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Chairman of the Audit Committee, as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

        The Audit Committee will not delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

        The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

        The Audit Committee may grant pre-approval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services, and would not impair the independence of the auditor. Pre-approval fee levels for all such services to be provided by the independent auditor will be established

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annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

        Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

        In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party managed telephone hotline.

Audit Fees

        The fees paid to PricewaterhouseCoopers LLP for the annual audit, statutory audits and review of financial statements included in the Company’s Form 10-Qs, including reimbursable expenses, were $3,630,750 in 2006 and $2,981,540 in 2005, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

        The fees paid to PricewaterhouseCoopers LLP for assurance and related services reasonably related to the performance of the audit or review of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $504,490 in 2006 and $438,483 in 2005, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans, and other audit-related reports.

Tax Fees

        The fees paid to PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning, including reimbursable expenses, were $1,239,135 in 2006 and $878,578 in 2005, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, and Federal, multi-state and foreign tax consulting.

All Other Fees

        The fees paid to PricewaterhouseCoopers LLP for all other products and services provided by PricewaterhouseCoopers LLP, were $22,031 in 2006 and $3,839 in 2005. There were no fees paid to PricewaterhouseCoopers LLP for financial information systems design or implementation in either 2006 or 2005.

        Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Richard D. Simmons, Chairman Christopher C. Davis Thomas S. Gayner George W. Wilson

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Certain Relationships and Related Transactions

        Effective September 2006, the Company renewed for one year a contract with Mrs. Elizabeth Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, under which she contributes articles to The Washington Post newspaper and is to be compensated at the rate of $25,000 annually. In addition, Mrs. Weymouth is employed full-time as a Senior Editor at Newsweek magazine and she received $180,556 in compensation in 2006.

        Effective January 1, 2005, Katharine Weymouth, the granddaughter of the late Mrs. Katharine Graham, the daughter of Mrs. Elizabeth Weymouth and the niece of Mr. Donald E. Graham, was appointed Vice President-Advertising of The Washington Post newspaper. In 2006, Ms. Weymouth was paid $205,000 in base salary and she received a bonus of $74,638 based on the achievement of pre-established performance goals. She has been awarded 100 shares of restricted stock and 1,000 Performance Units from the 2005-2008 Award Cycle and 200 shares of restricted stock and 2,400 Performance Units from the 2007-2010 Award Cycle.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the meeting are those discussed herein. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

        Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants to audit and report on its financial statements for the fiscal year 2007. The same firm has acted as the Company’s independent accountants continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement he or she may desire with respect to the Company’s financial statements for 2006 and the firm’s relationship with the Company, and will be available to respond to appropriate questions from stockholders.

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EXHIBIT A

        The following is the current Audit Committee Charter and is being published as an exhibit to the Proxy Statement in accordance with the provisions of Item 7(d)(3)(iii) of Schedule 14A.

THE WASHINGTON POST COMPANY

AUDIT COMMITTEE CHAPTER
(as amended and restated effective March 4, 2004)

Purpose

The primary function of the Audit Committee of the Board of Directors of The Washington Post Company is assisting the Board in fulfilling its responsibility for overseeing (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent accountants, and (iii) the performance of the Company’s internal audit staff and independent accountants.

The Committee is to exercise its business judgment in carrying out the responsibilities described in this Charter in a manner the Committee members believe to be in the best interests of the Company and its stockholders.

In carrying out its functions, the Committee shall independently and objectively (i) monitor management’s conduct of the Company’s financial reporting process (including development and maintenance of systems of internal accounting and financial and disclosure controls), (ii) review and appraise the audit efforts of the Company’s independent accountants and internal audit staff, (iii) ensure open ongoing communications concerning the Company’s financial position and affairs between and among the Board and/or its representatives and the independent accountants, the Company’s financial and senior management and the Company’s internal audit staff, (iv) review the Company’s policies and compliance procedures regarding ethics and business conduct, (v) prepare the required Audit Committee Report for inclusion in the annual proxy statement, and (vi) report regularly to the Board regarding the execution of its duties.

Membership

The Committee shall consist of at least three directors, who shall be appointed by the Board from among its members in accordance with the By-Laws of the Company and who shall meet the independence and experience requirements of the New York Stock Exchange and any other applicable laws or regulations and who sball be subject to removal by the Board. Each member of the Committee shall be “financially literate” or will become “financially literate” within a reasonable period of time after appointment to the Committee. The determination of any member’s qualifications to serve on the Committee shall be made by the Board in keeping with the applicable requirements of the New York Stock Exchange.

Advisors

The Committee may obtain advice, assistance and investigative support from outside legal, accounting or other advisors as it deems appropriate to perform its duties and the Company shall provide appropriate funding, as determined by the Committee, for any such advisors. The Committee may request any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Meetings

The Board shall designate one person of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least quarterly at such time, and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

The Committee shall maintain independence both in establishing its agenda and directly accessing management of the Company and its subsidiaries. Annually, the Committee will reassess the adequacy of this charter, evaluate its

27

performance and report these and other actions to the Board with any recommendations. The format of the self-assessment shall be determined by the Committee.

Compensation

No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) fees paid to directors for service on the Board, (ii) fees paid to directors for service on a committee of the Board (including the Audit Committee) and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

Responsibilities and Duties

It is the responsibility of management of the Company to develop and maintain systems of internal accounting and financial controls and to prepare the Company’s financial statements in accordance with accounting principles generally accepted in the United States. It is the responsibility of the independent accountants to plan and perform an audit of the Company's financial statements in accordance with accounting principles generally accepted in the United States.

The Committee’s role is one of oversight. The Committee shall make regular reports to the Board. In carrying out its responsibilities, the Committee’s practices and policies should remain flexible in order for the Committee to respond to changing facts and circumstances.

Among the activities in carrying out its responsibilities, the Committee shall undertake the following:

Independent Accountants

•	Sole authority and direct responsibility for the retention, compensation, termination and oversight of the work of the Company’s independent accountants. The independent accountants are accountable to the Committee and the Board. The Committee shall approve the audit engagement fees and pre-approve any non-audit services to be provided by the independent accountants. The authority for such approval and preapproval may be delegated to one or more members of the Committee.
•	Review and discuss with the independent accountants any relationships or services that may impact their objectivity and independence and taking appropriate action in response to the independent accountants’ report to satisfy the Committee of the accountants’ independence.
•	Review with the independent accountants any material written communications between the independent accountants and management, including any audit problems or difficulties with management’s response.
•	Ensure that rotation of the independent accountants’ audit partners satisfies regulatory requirements and set policies about hiring current or former employees of the independent accountants.
•	Discuss with the independent accountants (i) their intemal quality control procedures, (ii) any material issues raised by the most recent internal quality control review, PCAOB review, peer review or regulatory inquiry within the preceding five years, and (iii) all relationships between the independent accountants and the Company, including the matters covered by Independence Standards Board (ISB) Standard No. 1.*
•	Meet regularly and separately with the independent accountants in executive sessions.

*	Under Independence Standards Board Standard Number 1, at least annually, the independent accountants must: (a) disclose to the Audit Committee, in writing, all relationships between the independent accountants and their related entities and the Company and its related entities that in the auditor’s professional judgment may reasonably be thought to bear on independence; (b) confirm in the letter that, in its professional judgment, it is independent of the Company within the meaning of the Acts; and (e) discuss the auditor’s independence with the Audit Committee.

28

Financial Statements

•	Review with management and the independent accountants the annual audited financial statements and quarterly financial statements prior to filing, including the Company’s disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Company’s earnings announcements prior to release, and the results of the independent accountants’ reviews. The Committee may delegate to one or more members of the Committee the review of the earnings announcements.
•	Review critical accounting policies, financial reporting and accounting standards and principles, including any changes in the selection or application of accounting principles and alternative treatments of financial information within generally accepted accounting principles. Review key accounting decisions affecting the Company’s financial statements, including the effect of regulatory or accounting initiatives, on the Company’s financial statements. The review shall include the rationales for such choices and possible alternatives.
•	Review the Company’s financial reporting process, including disclosure controls and procedures, internal controls and procedures, any significant control deficiencies or material weaknesses, any fraud involving management or others significantly involved in the Company’s internal controls and procedures, and the independent accountants’ attestation of management’s internal control report.
•	Review any disclosure of significant deficiencies in the design or operation of intemal controls.

Internal Audit

•	Review the performance of the internal audit department, the proposed audit plans for the coming year and the results of internal audits.
•	Review the qualifications of the head of the Company’s internal audit department.

Communications

•	Obtain reports from management and the Company’s head of internal audit relating to the Company and its subsidiaries and foreign affiliates being in conformity with applicable legal requirements and Company codes of business conduct and ethics.
•	Review the Company’s policies with respect to risk assessment and risk management.
•	Meet regularly and separately the management of the Company (specifically, on an individual basis with the chief financial officer and the head of internal audit in separate executive sessions).
•	Establish procedures for review and handling complaints or concerns received by the Company regarding accounting, internal audit controls or auditing matters, including enabling employees to submit concerns confidentially and anonymously.

Legal and Compliance

•	Review procedures and compliance processes pertaining to corporate ethics and standards of business conduct as embodied in applicable Company codes of business conduct and ethics.
•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Authority

The Committee may exercise such other powers and authority as the Board may, from time to time, confer upon it. The Committee may diverge from the above list of responsibilities, as appropriate, if circumstances or regulatory requirements change. In addition to these activities, the Committee will perform such other function as necessary or appropriate under law, NYSE rules, the Company’s certificate of incorporation and by-laws and the resolutions and other directives of the Board.

29

Notice of
Annual Meeting
and
Proxy Statement
2007

THE WASHINGTON POST COMPANY

THE WASHINGTON POST COMPANY

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time on May 9, 2007.
[clipart]	Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
[clipart]	Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	|X|

Annual Meeting Proxy Card — Class B Common	______________

* IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. *

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold	+

01 - Christopher C. Davis	|_|	|_|

1. Election of Directors:	For	Withhold	+

02 - John L. Dotson Jr.	|_|	|_|

1. Election of Directors:	For	Withhold	+

03 - Ronald L. Olson	|_|	|_|

	For	Against	Abstain
2. To transact such other business as may properly come before said meeting or any adjournment thereof.	|_|	|_|	|_|

B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	|_|
Mark the box to the right if you plan to attend the Annual Meeting.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

31DV	+

* IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. *

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

The Washington Post Company
Class B Common Stock

Annual Meeting of Stockholders – May 10, 2007
Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 10, 2007, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 9, 2007 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.